Exhibit 99.1

The First Bancorp Increases Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – September 18, 2008 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This third-quarter dividend, which is payable October 31, 2008, to shareholders of record as of October 6, 2008, represents an increase of 11.4% or 2.0 cents per share over the third-quarter dividend declared in 2007 of 17.5 cents per share.

“The First Bancorp has raised its regular cash dividend for 14 consecutive years,” noted Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “The quarterly dividend of 19.5 cents per share translates into an annual dividend of 78.0 cents per share, and based on yesterday’s closing price of $16.91 per share, this results in a current dividend yield of 4.61% annually. We view this dividend yield extremely attractive in this period of low interest rates.

“Our excellent performance in the first half of 2008 – with earnings per share up 17.5% over the first half of 2007 – is one of the primary reasons we continue to increase our dividend,” President Daigneault went on. “I am also happy to report that unlike many other banks, The First Bancorp does not hold any Freddie Mac or Fannie Mae preferred stock, nor do we have any Lehman Brothers or American International Group bonds in the Bank’s investment portfolio. Given the economic turbulence that has been seen in recent weeks, we feel that our solid performance and healthy dividend sets The First Bancorp apart from many other financial companies.”

The First Bancorp, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. It also provides investment advisory and trust services though First Advisors, a division of the Bank.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.